Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
F5 Networks de Argentina SRL	Argentina
F5 Networks Australia Pty Ltd.	Australia
F5 Networks Belgium BVBA	Belgium
FCINCO REPRESENTAÇÕES DO BRASIL LTDA	Brazil
Magnifire Networks, Ltd.	British Virgin Islands
F5 Networks Canada, Ltd.	Canada
F5 Network Chile Limitada	Chile
F5 Networks Colombia S.A.S.	Colombia
F5 Networks Zagreb LLC	Croatia
F5 Networks Finland Oy	Finland
F5 Networks SARL	France
F5 Networks GmbH	Germany
F5 Networks Hong Kong Ltd.	Hong Kong
F5 Networks India Pte Ltd.	India
F5 Networks, (Israel) Ltd.	Israel
Traffix Communication Systems, Ltd. (Israel)	Israel
Versafe, Ltd.	Israel
F5 Networks SRL	Italy
F5 Networks, Japan G.K.	Japan
F5 Networks Korea Ltd.	Korea
F5 Networks Malaysia Sdn. Bhd.	Malaysia
F5 Network Mexico S de RL de CV	Mexico
F5 Networks Benelux B.V.	Netherlands
F5 Networks New Zealand Ltd.	New Zealand
F5 Networks China	People's Republic of China
F5 Networks Poland sp z.o.o.	Poland
F5 Networks Singapore Pte Ltd.	Singapore
F5 Networks South Africa (Pty) Ltd.	South Africa
F5 Networks Iberia SL	Spain
F5 Networks Sweden Aktiebolag	Sweden
F5 Networks Taiwan Company Ltd.	Taiwan
F5 Networks Turkey Teknoloji Ltd. Sirketi	Turkey
F5 Networks Ltd.	United Kingdom
Acopia Networks, Inc.	Delaware, U.S.A.
Defense.net, Inc.	Delaware, U.S.A.
F5 Government Solutions LLC	Virginia, U.S.A.
F5 RO, Inc.	Washington, U.S.A.
LineRate Systems, Inc.	Delaware, U.S.A.
Magnifire Websystems LLC	Delaware, U.S.A.
Swan Labs Corporation	Delaware, U.S.A.
Traffix Systems, Inc.	Delaware, U.S.A.
Versafe, Inc.	Delaware, U.S.A.